701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2012 Fourth Quarter

and Full Year Financial Results

Significant Developments in Global Transformation Resulting in Accelerated Turnaround

RONKONKOMA, NY -- April 18, 2012 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fourth quarter and full fiscal year 2012 ended January 31, 2012. For all periods, the financial results have been restated to reflect the Company’s India glove manufacturing subsidiary as a discontinued operation.

Financial Results Highlights and Recent Company Developments

▪	20th consecutive year of profitability from continuing operations
▪	International revenues from continuing operations as a percentage of consolidated sales increased to 47.5% for FY12 from 40.2% in FY11; and to 52.5% in Q4FY12 from 45.7% in Q4FY11
▪	Global transformation and overhead restructuring developments include:
o	Consolidation of domestic operations
▪	Manufacturing from Missouri relocated to Mexico
▪	Warehousing in Missouri moved to Decatur, AL
▪	Company no longer selling DuPont Tyvek® and Tychem® products
o	India manufacturing operations closed and sales effort underway; assets written down
o	Brazil investments of $1.5 million in FY12 doubles production capacity
o	Mexico investments of $2.3 million in FY12 increase production capacity by 50%
o	Lakeland now manufactures and markets own brand for approximately 825 products globally
o	Revised credit facilities to accommodate future growth
▪	Significant purchase orders from large bid activity in Brazil drives backlog of signed purchase orders in Brazil to approximately $8 million -- largest in history
▪	Cash balance of $5.7 million and bank debt of $15.0 million in the U.S. (including term loans) with remaining availability of $1.7 million as of January 31, 2012, as amended plus bank debt of $1.6 million in Brazil and $1.6 million in Canada.

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We are pleased to have emerged from fiscal 2012 with a strengthened global platform and to no longer be dragged down by a deteriorating, low margin licensed product line domestically. This turnaround will not truly be complete until we have regained our presence in the U.S. and increased our consolidated global sales to a point where we take advantage of the leverage in our business model. As we disclosed earlier this month, important developments were recently completed that are expected to deliver an improvement in the Company’s cost structure, reduce our overhead, and accelerate our top line growth such that we now expect a recovery in our consolidated revenues and profits sooner than we had previously announced.”

Fiscal Year 2012 Financial Results

	For the Year Ended January 31,
	2012	2011
Net sales from continuing operations	100.00%	100.00%
Gross profit from continuing operations	29.88%	30.23%
Operating expenses from continuing operations	28.39%	26.10%
Operating profit from continuing operations	1.49%	4.13%
Income before tax from continuing operations	0.87%	2.30%
Net income from continuing operations	1.13%	1.40%

Net Sales. Net sales from continuing operations decreased $3.2 million, or 3.2%, to $96.3 million for the year ended January 31, 2012, compared to $99.5 million for the year ended January 31, 2011. The net decrease was mainly due to a $9.0 million decrease in domestic sales, partially offset by a $5.8 million increase in foreign sales. The net decrease in the U.S. was comprised mainly of a decrease in U.S. disposables sales resulting from the loss of the Tyvek license from DuPont. This decrease in U.S. sales was offset by significant increases in foreign sales, including a $2.2 million increase in sales in Brazil, a $1.4 million increase in European sales, or 27.6%, and $1.0 million growth in combined Chile and Argentina sales. External sales from China were flat for the full year but were up 32.2% in the fourth quarter of fiscal 2012 over the fourth quarter of the prior year.

The sales in Brazil in second through fourth quarters of fiscal 2012 had no large bid sales, while the fourth quarter of last year had large bid sales. In the fourth quarter of fiscal 2011, operations reflected disposables division year-end reversal of rebates accrued earlier in the year due to many customers not meeting their year-end targets for rebates. In the fourth quarter of fiscal 2012, disposables issued a new rebate program which impacted operations in the period by approximately $0.1 million.

Gross Profit. Gross profit from continuing operations decreased $1.3 million, or 4.3%, to $28.8 million for the year ended January 31, 2012, from $30.1 million for the year ended January 31, 2011. Gross profit as a percentage of net sales decreased to 29.88% for the year ended January 31, 2012 from 30.23% for the year ended January 31, 2011. The major factors driving the changes in gross margins were:

•	Changes in the mix of foreign vs. domestic. Foreign sales tend to have much higher margins than U.S. sales.

•	Disposables gross margin decreased by 4.6 percentage points in fiscal 2012 compared with the prior year. This decrease was mainly due to changes in the product mix with significant reductions in the margins in fiscal 2012 resulting from the resales of DuPont products purchased as finished goods from DuPont at a much lower margin than sales of DuPont products in the prior year which in the prior year largely were manufactured by Lakeland, partially offset by sales of higher margin Lakeland branded products. Disposables margins in the fourth quarter of fiscal 2012 were decreased by a revised rebate program.
•	Brazil gross margin was 42.8% for this year compared with 45.9% last year, resulting from higher margin large bid contracts in the previous year.
•	Reflective margins were higher than the prior year mainly due to higher volume in the current year largely resulting from a contract with a large utility.
•	Canada gross margin increased by 2.1 percentage points primarily from more favorable exchange rates and local competitive pricing climate.
•	UK and Europe margins increased by 1.2 percentage points primarily from exchange rate differentials.
•	Argentina margins increased by 10.9 percentage points largely from higher volume.

Operating Expenses. Operating expenses from continuing operations increased $1.3 million, or 5.3%, to $27.3 million for the year ended January 31, 2012, from $26.0 million for the year ended January 31, 2011. As a percentage of net sales, operating expenses increased to 28.3% for the year ended January 31, 2012, from 26.10% for the year ended January 31, 2011. The increase in operating expenses in the year ended January 31, 2012, as compared to the year ended January 31, 2011, included:

•	$0.6 million in increased foreign exchange costs, mainly in Brazil where $0.3 million in foreign exchange losses in the current year were incurred as compared with gains of $0.2 million in the prior year.
•	$0.4 million increase in sales travel and trade shows expenses, mainly in Canada, Russia, the UK and Argentina.
•	$0.3 million increase in administrative payroll, resulting from a $0.6 million increase in Brazil, offset by a $0.2 million reduction in Canada from severance pay in the prior year and other reductions.
•	$0.3 million increase in U.S. sales salaries due to hiring of additional sales people.
•	$0.2 million increase in rent, mainly due to new facilities in the UK and sales and warehousing space in Brazil.
•	$0.2 million increase in R&D expenses for new product development.
•	$0.1 million increase in bad debt expenses resulting from one account in Chile.
•	$(0.1) million decrease in equity compensation resulting from the cumulative change in the performance level designated by the Board of Directors, which in turn resulted in a cumulative change for the 2009 Restricted Stock Plan in the prior year.
•	$(0.1) million decrease in medical insurance resulting from several employees with serious illnesses in the prior year.
•	$(0.2) million freight out decreased, mainly resulting from higher volume and use of air freight and more frequent partial shipments resulting from stock-out conditions prevailing during much of fiscal 2011.

•	$(0.2) million reduction in bank charges, mainly from fewer credit card payments from customers.
•	$(0.2) million in professional fees decreased from the prior year for management terminations in Brazil.

Operating Profit. Operating profit from continuing operations decreased by $2.7 million, or 65%, to $1.4 million from $4.1 million for the prior year. Operating profit as a percentage of net sales decreased to 1.5% for the year ended January 31, 2012, from 4.1% for the year ended January 31, 2011, primarily due to sharply lower volumes and margins in disposables in the U.S. due to the termination of the Company’s Tyvek and Tychem supply agreement by DuPont, and weak volume in Brazil, mainly due to lack of large bid contracts.

Interest Expense. Interest expense increased by $0.3 million for the year ended January 31, 2012, compared to the year ended January 31, 2011, because of term loan borrowing in 2012 to fund capital expansions in Brazil and Mexico and also borrowing in Brazil at higher rates prevailing in that country.

Other Income - Net. The decrease in other expenses resulted mainly from the $1.6 million charge in 2011 from VAT taxes in Brazil in the prior year.

Income Tax Expense. Income tax expenses from continuing operations consist of federal, state and foreign income taxes. Income tax expense decreased $1.2 million to $(0.3) million for the year ended January 31, 2012, from $0.9 million for the year ended January 31, 2011. The Company’s effective tax rate was meaningless for the years ended January 31, 2012 and 2011. The effective tax rate varied from the federal statutory rate of 34% due primarily to the $1.6 million VAT tax charge in Brazil, which did not get a tax benefit, and a goodwill write-off in Brazil in the prior year. The Company’s income taxes in the current year benefited from losses in the U.S. and a “check-the-box” U.S. tax benefit from the losses in India at a higher rate than most of the foreign income, a “work opportunity credit” in the U.S. and goodwill write-offs in Brazil.

Net Income from Continuing Operations. Net income from continuing operations decreased $0.3 million, or 22.0%, to $1.1 million for the year ended January 31, 2012, from $1.4 million for the year ended January 31, 2011. The decrease in net income was primarily a result of reduced operating profit from the U.S. disposables division offset by the $1.6 million VAT tax charge in Brazil in the prior year and various tax credits in the current year.

Earnings per share (EPS) from continuing operations for the year ended January 31, 2012 was $0.21 as compared to EPS of $0.26 for the 2011 fiscal year. The weighted average shares used in calculating EPS was 5,224,552 for fiscal 2012 and 5,440,364 for fiscal 2011. The Company reduced the number of shares outstanding during fiscal 2011 through open market purchase of its common stock under a share repurchase program, which extended into its fiscal 2012 first quarter.

Fourth Quarter Fiscal Year 2012 Financial Results

	For the Three Months Ended January 31,
	2012		2011
Net sales from continuing operations	100.00%		100.00%
Gross profit from continuing operations	26.35%		32.41%
Operating expenses from continuing operations	33.49%		25.50%
Operating profit (loss) from continuing operations	(7.15%	)	6.91%
Income (loss) before tax from continuing operations	(8.27%	)	7.42%
Net income (loss) from continuing operations	(5.00%	)	4.42%

Net Sales. Net sales from continuing operations decreased $4.7 million, or 18.8%, to $20.2 million for the fourth quarter ended January 31, 2012 compared to $24.8 million for the quarter ended January 31, 2011. The decrease was mainly due to a $3.9 million decrease in domestic sales along with lower sales in Brazil which had been higher in the prior year due to large bid orders in that period, partially offset by increased sales on an aggregate basis from other foreign operations. The net decrease in the U.S. was comprised mainly of a decrease in U.S. disposables sales. Low volume of disposables in the U.S. for the fourth quarter of fiscal 2012 reflects a drop of 49% of sales from the prior year’s fourth quarter representing a loss in volume of approximately $4.7 million that was caused by the termination of the Tyvek® and Tychem® supply agreement with DuPont.

Increases in foreign sales includes $0.3 million increase in European sales, or 18.3%, and $0.4 million growth in combined Chile and Argentina sales, offset by a $0.6 million decrease in Canadian sales which was due to the DuPont termination. Brazil sales in the fourth quarter of fiscal 2012 had no large bids and were down 39% from the prior year. Near the end of the fiscal year, the Company received a record level of large bid purchase orders for delivery in fiscal 2013, resulting in a marked anticipated rebound for total Brazil sales expected in fiscal 2013.

Gross Profit. Gross profit from continuing operations decreased $2.7 million, or 34.0%, to $5.3 million for the quarter ended January 31, 2012 from $8.0 million for the quarter ended January 31, 2011. Gross profit as a percentage of net sales decreased to 29.9% for the quarter ended January 31, 2012 from 30.2% for the quarter ended January 31, 2011. The major factors driving the changes in gross margins were lower volume in Brazil due to no large bid orders and lower volume in the fourth quarter of fiscal 2012 in China which resulted in some of the Company’s plants in China accepting orders at a lower price point to maintain market share, along with a revised domestic rebate program in 2012.

Operating Expenses. Operating expenses from continuing operations increased $0.4 million, or 6.7%, to $6.7 million for the quarter ended January 31, 2012 from $6.3 million for the quarter ended January 31, 2011. As a percentage of net sales, operating expenses increased to 33.5% for the quarter ended January 31, 2012 from 25.5% for the quarter ended January 31, 2011 due to the following:

•	A $223,000 charge for the shut down of a plant in Missouri.

•	$68,000 in startup costs for the new sales office in Mexico.
•	Loss of $200,000 on foreign exchange in Brazil. As previously disclosed, the Company does not hedge in Brazil. Foreign exchange gains were realized throughout fiscal 2011 and the first half of fiscal 2012.
•	$100,000 reserves for final disposition of inventory of Tyvek®.
•	A revised rebate program was instituted in the fourth quarter of fiscal 2012 for disposables customers in the U.S. resulting in an additional expense of $84,000 before taxes.

Operating Profit. Operating profit from continuing operations decreased by $3.1 million to a loss of $(1.4) million from $1.7 million for the prior year. Operating income (loss) as a percentage of net sales decreased to (7.2%) for the quarter ended January 31, 2012 from 6.9% for the quarter ended January 31, 2011 primarily due to lower sales in the U.S., Canada and Brazil, partially offset by increased foreign sales in other markets, lower margin contribution from Brazil due to lower revenues associated with the lack of large bid orders, and increased operating expenses from the Company’s international operations and expansion initiatives.

Net Income (loss) from Continuing Operations. Net loss from continuing operations was $(1.0) million for the quarter ended January 31, 2012 as compared with net income from continuing operations of $1.2 million for the quarter ended January 31, 2011. Earnings (loss) per share (EPS) from continuing operations for the fourth quarter ended January 31, 2012 was $(0.19) as compared to EPS of $0.23 for the 2011 fiscal fourth quarter. The weighted average shares used in calculating basic EPS was 5,225,250 for the fourth quarter of fiscal 2012 and 5,438,451 for the same period of fiscal 2011.

Discontinued Operations. In the fourth quarter of fiscal 2012, the Company commenced its efforts to market its property in India which housed its glove manufacturing operations. Based on the preliminary results of this effort, the Company recorded a charge of $540,000 net of taxes on its assets to reflect market value.

Management’s Comments

Mr. Ryan continued, “Lakeland Industries is clearly making progress in turning its business around through the creation of a global platform intended to deliver long term profitable growth. Important steps were taken throughout fiscal 2012 and thus far in 2013 to bring us closer to realizing the potential of our global platform.

“Notable developments include the receipt of a signed purchase order valued at approximately $5.3 million net of VAT taxes from the Brazilian Navy. Revenue from this order is expected to be recognized in the first through third quarters of fiscal 2013. We also received a separate signed purchase orders for firefighting gear in Brazil valued at approximately $2.3 million net of VAT taxes, with delivery of products and revenue recognition expected during the first half of fiscal 2013.

“Signed purchase orders from the Company’s operations in Brazil combine for approximately $8 million, the highest backlog in our history.

“Further to our growth in Brazil, the timing of these large orders was fortuitous as they aligned with the expansion of our manufacturing facilities in that country. Our manufacturing capacity was doubled in fiscal 2012. We also have just completed the expansion of the capacity and capabilities of our Mexican plant, which will further accommodate our growth in Chile and Argentina and the plant closure in Missouri. A catalyst for the changes in Mexico is the increasing labor and shipping costs for manufacturing in China. We will take advantage of our geographically diversified manufacturing bases to profit from our international sales traction.

“Evidenced by large orders for proprietary products in Brazil and the need for Lakeland-branded products in the U.S. and other countries, we continue to invest in new product development and certifications. Research and development expenses relating to new product development initiatives were nearly $430,000 in fiscal 2012 and are projected to increase to approximately $510,000 this year.

“Among our cost savings initiatives in fiscal 2012, we designated our glove manufacturing subsidiary in India for discontinuation.  In addition to pre-tax charges of $0.9 million taken in the third quarter relating to our manufacturing business in India, we have written down the real estate assets by $540,000 net of taxes in the fourth quarter.  A total of $1.8 million in pre-tax charges have been recorded in fiscal 2012.

“A major aspect of our turnaround relates to the significant part of the Company’s disposable and chemical product sales in the U.S. which have been removed as a result of the termination of our licensing agreement with DuPont terminating our licensing relationship. The fourth quarter saw a winding down and ultimate elimination of sales of DuPont products. We are in the process of replacing these lost sales with Lakeland-branded offerings. Charges were taken in the fourth quarter for approximately $223,000 pertaining to the reduction of manufacturing and warehousing capacity in Missouri that are no longer required, although the overhead savings will be realized beginning in our second quarter of fiscal 2013.

“As we enter the new fiscal year, we are pleased to report that we expect to return to profitability in the first quarter.  This turnaround is occurring faster than we anticipated due to the strength of our Brazilian operations.  Our international sales from continuing operations – comprising 52.5% of total sales in the fourth quarter, which marks the first time in the Company’s history that foreign sales have been greater than domestic sales – are expected to continue to grow as a percentage of total revenues.  And with domestic revenues at a low water mark, we have the opportunity for improvement here as well.  With available, lower cost manufacturing capacity and the accumulation of market share in sales channels in some of the fastest growing markets around the world, we are excited for what 2013 holds for Lakeland Industries.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s fourth quarter and full fiscal year 2012 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-437-9364 (Domestic) or 719-325-2306 (International), Pass Code 7428865.

A conference call replay will be available by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), Pass Code 7428865.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com

Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	January 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$5,711	$5,953
Accounts receivable, net	12,576	14,377
Inventories, net	45,668	45,295
Deferred income taxes	3,988	2,297
Assets of discontinued operation in India	1,999	3,670
Prepaid income tax	1,773	1,815
Other current assets	1,993	2,318
Total current assets	73,708	75,725
Property and equipment, net	13,915	11,096
Prepaid VAT and other taxes, noncurrent	2,791	2,774
Security deposits	1,331	717
Intangibles	4,527	4,766
Goodwill	6,133	6,298
Total assets	$102,405	$101,376
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,600	$6,474
Accrued compensation and benefits	1,305	1,412
Other accrued expenses	1,585	2,698
Liabilities of discontinued operation in India	65	34
Current maturity of long-term debt	1,898	100
Total current liabilities	9,453	10,718
Borrowings under revolving credit facility	11,458	11,486
Other long-term debt	4,815	1,592
Other liabilities-accrued legal fees in Brazil	99	103
VAT taxes payable long-term	3,313	3,310
Total liabilities	29,138	27,209
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 10,000,000 shares, issued, 5,581,919 and 5,568,744; outstanding, 5,225,478 and 5,254,303 at January 31, 2012 and 2011, respectively	56	56
Treasury stock, at cost; 356,441 shares at January 31, 2012 and 314,441 shares at January 31, 2011	(3,352)	(3,013)
Additional paid-in capital	50,772	50,280
Retained earnings	25,816	26,193
Accumulated other comprehensive gain (loss)	(25)	651
Total stockholders' equity	73,267	74,167
Total liabilities and stockholders' equity	$102,405	$101,376

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended January 31, 2012 and 2011

(In thousands except share data)

	Years Ended
	January 31,
	2012	2011
Net sales from continuing operations	$96,327	$99,518
Cost of goods sold from continuing operations	67,541	69,429
Gross profit from continuing operations	28,786	30,089
Operating expenses from continuing operations
Selling and shipping from continuing operations	11,980	11,775
General and administrative from continuing operations	15,368	14,198
Total operating expense from continuing operations	27,348	25,973
Operating profit	1,438	4,116
VAT tax charge Brazil	-----	(1,583)
Interest and other income, net	80	92
Interest expense	(679)	(338)
Total other income (expense) from continuing operations	(599)	(1,829)
Income from continuing operations before income taxes	839	2,287
Provision (benefit) for income taxes from continuing operations	(254)	892
Income from continuing operations	1,093	1,395
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility (including loss on disposal of $1,734,000 in 2012 and $0 for 2011)	(2,315)	(661)
Income tax benefit	(845)	(238)
Loss on discontinued operations	(1,470)	(423)
Net income (loss)	$(377)	$972
Earnings (loss) per share - Basic
Income from continuing operations	$0.21	$0.26
Discontinued operations	$(0.28)	$(0.08)
Net income (loss)	$(0.07)	$0.18
Earnings per share - Diluted
Income from continuing operations	$0.20	$0.25
Discontinued operations	$(0.27)	$(0.07)
Net income (loss)	$(0.07)	$0.18
Weighted average common shares outstanding:
Basic	5,224,552	5,440,364
Diluted	5,356,114	5,520,541